                                                                  EXHIBIT 3.1.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            CARDIOGENESIS CORPORATION



         The undersigned, Michael J. Quinn and Christine G. Ocampo, do hereby certify that:

                  A. They are the duly elected, qualified and acting Chairman of the Board, President and Chief Executive Officer and Chief Financial Officer and Secretary, respectively, of CardioGenesis Corporation, a California corporation (the "Corporation").

                  B. Article Third of the restated articles of incorporation of the Corporation are amended to read as follows:

                                     "THIRD:

                  The Corporation is authorized to issue two classes of shares of no par value capital stock, which classes shall be designated as "common stock" and "preferred stock." The total number of shares of capital stock which the Corporation shall have authority to issue shall be eighty million (80,000,000) shares, of which seventy-five million (75,000,000) shares shall be designated as common stock and five million (5,000,000) shares shall be designated as preferred stock."

                  C. The foregoing amendment to the restated articles of incorporation has been duly approved by the Corporation's Board of Directors.

                  D. The foregoing amendment to the restated articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation was 37,048,362 shares of common stock at the time this amendment was approved by the shareholders of the Corporation. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage required was more than 50% of the outstanding shares of common stock.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, we further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge this January 21, 2004.


By: Michael J. Quinn                         By: Christine G. Ocampo
    -----------------------------------          -------------------------------
Name:  Michael J. Quinn                      Name: Christine G. Ocampo
Title: Chairman of the Board, President      Title: Chief Financial Officer
       and Chief Executive Officer                  and Secretary